Exhibit 16.1

THE BLACKWING GROUP, LLCD

ACCOUNTANTS AND ADVISORS

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PCAOB REGISTERED

1/05/2010

U. S. Securities and Exchange Commission

450 Fifth Street NW

Washington DC  20549

Re: Porfavor Corp.

Dear Sirs:

We were previously the principal auditors for Porfavor Corp. and we reported on the financial statements of Porfavor Corp. for the period from inception, April 30, 2996 to December 31, 2009.  We have read Porfavor Corp.’s statements under Item 4 of its Form 8-K, dated January 5, 2010, and we agree with such statements.

For the most recent fiscal period through to January 5, 2010, there have been no disagreements between Porfavor Corp. and The Blackwing Group, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of The Blackwing Group, LLC would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

Yours truly,

/s/ The Blackwing Group, LLC

The Blackwing Group, LLC